UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 2, 2016

Dear Stockholders:

As we previously reported, Mr. James Barlett, a long-time TeleTech director, passed away on April 23, 2016.  Mr. Barlett served on TeleTech’s board of directors since 2000 and has been the company’s vice chairman since 2001. Over the years, Mr. Barlett was a member of our board’s Audit, Compensation, and Nominating & Governance committees, and most recently he chaired the Executive Committee of the board.  As part of its ongoing board member recruiting campaign, our board of directors is reviewing candidates and plans to appoint Mr. Barlett’s successor in due course.  Mr. Barlett’s successor will not be identified to stand for election in time for our 2016 Annual Stockholders Meeting. If a successor is identified before the 2017 Annual Stockholders Meeting, he or she will stand for election as part of the board’s nominated director slate in 2017.

Very truly yours,

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer